Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this pre-effective Amendment No. 1 to the Registration Statement on Form S-4 of People’s United Financial, Inc. therein of our reports dated February 28, 2019, with respect to the consolidated financial statements of United Financial Bancorp, Inc. included in its Annual Report on Form 10-K for the year ended December 31, 2018 and of the effectiveness of internal control over financial reporting as of December 31, 2018. We further consent to the use of our name and the reference to us appearing under the heading “Experts” in this Registration Statement.

/s/ Wolf & Company, P.C.

Boston, Massachusetts

September 3, 2019